Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fourth Quarter and Fiscal Year 2020 Results
Highlighted by Strong Loan and Deposit Growth

Vancouver, WA – May 7, 2020 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $2.9 million, or $0.13 per diluted share for the fourth fiscal quarter ended March 31, 2020, compared to $4.1 million, or $0.18 per diluted share, in the preceding quarter, and $4.2 million, or $0.19 per diluted share, in the fourth fiscal quarter a year ago. For fiscal 2020, earnings were $15.7 million, or $0.69 per diluted share, compared to $17.3 million, or $0.76 per diluted share, in fiscal 2019.
“The COVID-19 pandemic has proven to be an unprecedented time globally, nationally and in the market areas we serve,” stated Kevin Lycklama, president and chief executive officer. “Our team achieved solid operating results in fiscal 2020, driven by organic loan growth, excellent asset quality and improved operating efficiencies. Our fourth quarter earnings reflect the early impact of the pandemic and its effect on our communities.”
“Above all else, the safety of our customers and employees is our top priority and we began implementing our pandemic response plan in early March to reduce the risk of exposure and spread of COVID-19,” noted Lycklama. “In mid-March, our lobby access was restricted at all branches and we actively encouraged the use of drive-up services, ATMs, online banking and call center operations. Approximately 40% of our staff is working remotely, and we will continue with this structure until the mandated Stay-At-Home orders have been lifted by the States of Washington and Oregon.”
Below are some of the impacts of the pandemic related to Riverview’s operations:
•
Industry Exposure: The governors of both Washington and Oregon have ordered all non-essential businesses to close, mandated Stay-at-Home orders, and closed schools and universities. While the economic impact of these steps is widespread, some industries will be more acutely affected by the current business decline. Riverview’s loan portfolio exposure to industries most affected by these mandates include: Hotel/Motel ($108.3 million, 11.9% of total loans), Retail Strip Centers ($80.8 million, 8.9% of total loans), Gas Station/Auto Repair ($41.3 million, 4.5% of total loans) and Restaurants/Fast Food ($14.9 million, 1.6%). Loans to these customers are generally secured by real estate and had strong performance heading into the current pandemic. The weighted average loan-to-value and debt service coverage ratio for these portfolios were as follows: Hotel/Motel (54% and 1.93), Retail Strip Centers (52% and 1.63), Gas Station/Auto Repair (52% and 2.55), and Restaurants/Fast Food (57% and 1.46). Riverview also performed a refresh of the stress test on its commercial loan portfolio.

•
Loan Accommodations: As of May 5, 2020, Riverview had approved payment deferrals for 53 commercial loans that were impacted by the COVID-19 pandemic totaling $125.4 million. In general, the payment deferral period for these loans was 90 days. Depending on economic conditions, extensions to the initial payment deferral periods may be necessary. Riverview has received an additional 46 commercial loan modification requests totaling $72.8 million that it is in the process of completing. In addition, 60 consumer and mortgage loans totaling $16.0 million were approved for payment deferrals. Since all of these loans were performing loans that were current on their payments prior to COVID-19, these loan modifications are not considered to be troubled debt restructurings pursuant to provisions contained within the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

•
Loan Loss Reserve: Riverview’s asset quality remained stable during the quarter; however, management determined a $1.3 million provision for loan losses for the quarter ended March 31, 2020 was warranted. The current quarter’s provision for loan losses was due primarily to economic uncertainties associated with the COVID-19 pandemic. The allowance for loan losses was $12.6 million, or 1.38% of total loans, at March 31, 2020.

•
Paycheck Protection Program (“PPP”). On March 27, 2020, Congress passed the CARES Act providing financial relief and support to the economy, including funding for the Small Business Association’s (“SBA”) PPP. Riverview began processing PPP loan applications immediately after the program was available and as of May 5th, Riverview had obtained approval for 751 loans totaling approximately $115.1 million with an average loan size of $153,000. Of the 751 approved loans, 72% were for loans under $100,000 and over 91% for loans under $350,000.  This also included funding for nearly 50 local non-profit organizations.

“The response to the rollout of this program by our staff has been tremendous,” said Lycklama.  “I would like to thank our employees who worked days, nights and weekends the last several weeks to provide this critical lifeline to our local business and communities. Their efforts secured funding to support nearly 12,000 jobs. As a 96-year-old community bank, we are deeply rooted in our communities and we take considerable pride in serving small businesses, which are at the heart of our mission as a community bank.”
“Community banks across the nation stepped up when our communities and neighbors needed help,” said Lycklama. “Banks under $10 billion in assets approved approximately 60% of the loans in the first round of the PPP. I am proud of Riverview’s performance and our ability to handle as many applications as we did. This program has really highlighted the core values and spirit of a community bank. We were able to be flexible, respond quickly and provide the personal attention that our local business partners deserve and have come to expect from Riverview.”
•
Liquidity Resources: Riverview is well positioned with adequate levels of cash and liquid assets as of March 31, 2020. In addition to the on-balance sheet liquidity, Riverview has over $300 million of available liquidity through the Federal Home Loan Bank and the Federal Reserve Bank.

Fourth Quarter Highlights (at or for the period ended March 31, 2020)

•	Net income was $2.9 million, or $0.13 per diluted share.
•	Net interest margin (NIM) remained healthy at 4.10% for the quarter.
•	Return on average assets was 0.99% and return on average equity was 7.77% for the fourth quarter.
•	Provision for loan losses was $1.3 million for the fourth quarter.
•	Total loans increased $25.0 million during the quarter to $911.5 million. Loan balances increased 4.0% over the last fiscal year.
•	Total deposits were $990.4 million at quarter end. Deposit balances increased 7.1% over the last fiscal year.
•	Asset quality remains strong, with non-performing assets at 0.12% of total assets.
•	Total risk-based capital ratio was 17.01% and Tier 1 leverage ratio was 11.78%.
•	Paid a quarterly cash dividend of $0.05 per share, generating a current dividend yield of 4.19% based on the share price at close of market on the payment date of April 22, 2020.
•	Riverview completed its share repurchase program on April 17, 2020, repurchasing 500,000 shares totaling $2.5 million.
Income Statement
Total net revenues were $13.9 million during the quarter compared to $14.7 million in the prior quarter and $14.5 million in the year ago quarter. For fiscal year 2020, net revenues totaled $58.1 million compared to $58.2 million for fiscal year 2019.

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

Return on average assets was 0.99% in the fourth quarter of fiscal year 2020 compared to 1.49% in the fourth quarter of fiscal 2019. Return on average equity and return on average tangible equity (non-GAAP) was 7.77% and 9.55%, respectively, compared to 12.98% and 16.50% for the fourth fiscal quarter a year ago.
Net interest income for the quarter was $11.1 million compared to $11.5 million in the preceding quarter and $11.9 million in the fourth fiscal quarter a year ago. For the fiscal year 2020, net interest income was $45.7 million compared to $47.1 million in fiscal year 2019. The decrease in net interest income for the quarter and the year reflects the volatile interest rate environment, with growth in our loan and deposit portfolios offset by rising deposit costs and declining loan yields.
Riverview’s fourth fiscal quarter NIM (GAAP) was 4.10% compared to 4.23% in the prior quarter and 4.52% in the fourth fiscal quarter a year ago. The accretion on purchased loans totaled $65,000 during the current quarter compared to $219,000 during the preceding quarter and $198,000 in the same period a year ago, resulting in a two basis point increase in the NIM for the current period compared to an eight basis point increase for the preceding quarter and a seven basis point increase for the same period a year ago. Net fees on loan prepayments were $22,000 for the fourth fiscal quarter of 2020 and did not significantly contribute to the current quarter’s NIM. This compares to $211,000 in net fees on loan prepayments adding eight basis point to NIM in the preceding quarter and $306,000 adding 12 basis points to the NIM in the fourth fiscal quarter a year ago. This resulted in a core-NIM (non-GAAP) of 4.08% in the current quarter compared to 4.07% in the preceding quarter and 4.33% in the same quarter a year ago. In fiscal year 2020, Riverview’s NIM (GAAP) was 4.26% compared to 4.45% in fiscal year 2019. Net fees on loan prepayments were $377,000 for the year ended March 31, 2020, which added four basis points to the NIM compared to $603,000 adding six basis points to the NIM for the year ended March 31, 2019.
“Our net interest margin contracted during the quarter due primarily to the lower yield on interest-earning assets,” said David Lam, executive vice president and chief financial officer. “With the current volatile financial markets attributable to the COVID-19 pandemic and the resulting rapid reduction in short term interest rates affecting all banks, we anticipate continued pressure on our net interest margin going forward.”
Non-interest income was $2.9 million in the fourth fiscal quarter compared to $3.2 million in the third fiscal quarter and $2.7 million in the fourth fiscal quarter a year ago. For fiscal 2020, non-interest income increased 11.3% to $12.4 million compared to $11.1 million a year ago. The improvement in non-interest income was primarily driven by an increase in service charges and higher asset management fees.
Asset management fees were $1.0 million during the fourth fiscal quarter compared to $1.1 million in the preceding quarter and $987,000 in the fourth fiscal quarter a year ago. For fiscal year 2020, asset management fees increased to $4.4 million compared to $3.8 million in fiscal year 2019. Riverview Trust Company’s assets under management remained stable at $1.2 billion at March 31, 2020 compared to three months earlier and increased $591.0 million when compared to March 31, 2019 due primarily to a single large client added during the third quarter of fiscal 2020.
In the fourth quarter of fiscal 2020, non-interest expense decreased to $8.8 million compared to $9.2 million in the preceding quarter. For the full year, non-interest expense was $36.3 million compared to $35.7 million in fiscal 2019. “We have been able to manage and control our operating expenses throughout fiscal 2020, even with our investments in technology and several key hires during the current fiscal year,” added Lam. The efficiency ratio was 63.3% for the fourth fiscal quarter compared to 63.1% in the preceding quarter and 61.6% in the fourth fiscal quarter a year ago.
Riverview’s effective tax rate for fiscal year 2020 was 23.5% compared to 23.0% for fiscal year 2019. The increase in the effective tax rate is attributable to the apportionment and taxation of conducting business in both Washington and Oregon. Our business continues to grow in the Oregon market, and as a result, we have seen our overall effective tax rate increase.

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

Balance Sheet Review
Riverview’s total loans increased $25.0 million during the quarter to $911.5 million compared to $886.5 million three months earlier and increased $35.4 million compared to $876.1 million a year ago. Total loans continue to be impacted by an elevated level of paydowns on existing loans; however, the loan pipeline remained healthy at $71.3 million at March 31, 2020 compared to $64.5 million at the end of the prior quarter. Undisbursed construction loans totaled $25.7 million at March 31, 2020 compared to $36.0 million three months earlier, with the majority of the undisbursed construction loans expected to fund over the next several quarters.
Revolving commercial business loan commitments totaled $76.4 million at March 31, 2020.  Utilization on these loans totaled 23.7% at March 31, 2020 compared to 23.5% at December 31, 2019.
The weighted average rate on loan originations during the quarter was 4.16% at March 31, 2020 compared to 4.58% at December 31, 2019 and 5.81% at March 31, 2019, reflecting the overall decreasing rate environment.
Deposits totaled $990.4 million at March 31, 2020, unchanged compared to three months earlier, and increased $65.4 million compared to a year earlier. The increase in deposits year over year was primarily in savings and CD products. “Deposits increased 7.1% compared to a year ago which help to fund our loan growth and allowed us to pay off our outstanding FHLB borrowings,” said Lam. A year ago, outstanding FHLB advances were $56.6 million. Deposit costs were 0.38% during the fourth quarter and in the preceding quarter compared to 0.10% during the fourth quarter of fiscal 2019. The year over year increase in deposit costs was due to pricing pressures and Riverview’s efforts to remain competitive in its Northwest markets.
Shareholders’ equity increased to $148.8 million at March 31, 2020 compared to $145.8 million three months earlier and $133.1 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.37 at March 31, 2020 compared to $5.18 at December 31, 2019 and $4.65 at March 31, 2019. Riverview paid a quarterly cash dividend of $0.05 per share on April 22, 2020 to shareholders of record on April 9, 2020.
Credit Quality
“Riverview’s asset quality metrics improved compared to a year ago; however we are continuously monitoring our loan portfolio given the current economic conditions,” said Lycklama. Non-performing loans totaled $1.4 million, or 0.15% of total loans, at March 31, 2020 compared to $1.5 million, or 0.17% of total loans, at both December 31, 2019 and March 31, 2019. Net loan charge offs were $60,000 during the fourth fiscal quarter of 2020 compared to $3,000 in the preceding quarter and $45,000 in the fourth fiscal quarter a year ago.
Classified assets decreased to $1.6 million at March 31, 2020 compared to $3.1 million at December 31, 2019 and $6.3 million at March 31, 2019. The classified asset to total capital ratio was 1.1% at March 31, 2020 compared to 2.1% three months earlier and 4.5% a year earlier.
At March 31, 2020, the allowance for loan losses increased to $12.6 million compared to $11.4 million three months earlier and $11.5 million one year earlier. As previously stated, the increase in the allowance was due to an increase in loan loss provisions associated with economic uncertainties related to the COVID-19 pandemic and to a lesser extent, the loan growth during the quarter. The allowance for loan losses represented 1.38% of total loans at March 31, 2020 compared to 1.29% three months earlier and 1.31% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.1 million at March 31, 2020, unchanged compared to three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.01% and a Tier 1 leverage ratio of 11.78% at March 31, 2020. Tangible common equity to average tangible assets ratio (non-GAAP) increased to 10.50% at March 31, 2020.

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

Branch Expansion
Riverview previously announced plans for three new locations in Clark County, Washington, which will provide a terrific complement to its existing branch network.  Our new branch in downtown Camas is scheduled to open this summer while our new location in the Cascade Park neighborhood of Vancouver is scheduled to open later this fall. A construction moratorium due to COVID-19 has pushed the opening of the new branch location in Ridgefield to early 2021.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders’ equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders’ equity by the number of common shares outstanding. Riverview also provides a non-GAAP measure of net interest margin, along with the GAAP measure. Core net interest margin is calculated as net interest margin less accretion on purchased loans and net fees on loan prepayments. These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Further, the non-GAAP financial measures should not be considered in isolation or as a substitute for book value per share, total shareholders' equity or net interest margin as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019

Shareholders' equity	$148,843	$145,806	$133,122
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	759	799	920
Tangible shareholders' equity	$121,008	$117,931	$105,126

Total assets	$1,180,808	$1,184,100	$1,156,921
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	759	799	920
Tangible assets	$1,152,973	$1,156,225	$1,128,925

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.18 billion at March 31, 2020, it is the parent company of the 96-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 6 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, and The Columbian.

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS

Cash (including interest-earning accounts of $27,866, $48,781	$ 41,968	$ 62,123	$ 22,950
and $5,844)
Certificate of deposits held for investment	249	249	747
Loans held for sale	275	-	909
Investment securities:
Available for sale, at estimated fair value	148,291	155,757	178,226
Held to maturity, at amortized cost	28	29	35
Loans receivable (net of allowance for loan losses of $12,624, $11,433
and $11,457)	898,885	875,100	864,659
Prepaid expenses and other assets	7,452	8,330	4,596
Accrued interest receivable	3,704	3,729	3,919
Federal Home Loan Bank stock, at cost	1,420	1,380	3,644
Premises and equipment, net	17,078	16,021	15,458
Deferred income taxes, net	3,277	3,416	4,195
Mortgage servicing rights, net	191	215	296
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	759	799	920
Bank owned life insurance	30,155	29,876	29,291

TOTAL ASSETS	$ 1,180,808	$ 1,184,100	$ 1,156,921

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$ 990,448	$ 990,464	$ 925,068
Accrued expenses and other liabilities	11,783	18,483	12,536
Advance payments by borrowers for taxes and insurance	703	329	631
Federal Home Loan Bank advances	-	-	56,586
Junior subordinated debentures	26,662	26,640	26,575
Capital lease obligations	2,369	2,378	2,403
Total liabilities	1,031,965	1,038,294	1,023,799

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2020 – 22,748,385 issued and 22,544,285 outstanding;
December 31, 2019 - 22,748,385 issued and outstanding;	225	227	226
March 31, 2019 – 22,607,712 issued and outstanding;
Additional paid-in capital	64,649	65,637	65,094
Retained earnings	81,870	80,103	70,428
Accumulated other comprehensive income (loss)	2,099	(161)	(2,626)
Total shareholders’ equity	148,843	145,806	133,122

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,180,808	$ 1,184,100	$ 1,156,921

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2020	Dec. 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
INTEREST INCOME:
Interest and fees on loans receivable	$11,259	$11,699	$11,677	$46,405	$44,938
Interest on investment securities - taxable	851	851	1,032	3,440	4,456
Interest on investment securities - nontaxable	17	27	36	117	146
Other interest and dividends	164	189	58	533	329
Total interest and dividend income	12,291	12,766	12,803	50,495	49,869

INTEREST EXPENSE:
Interest on deposits	937	942	237	2,890	996
Interest on borrowings	304	332	693	1,874	1,819
Total interest expense	1,241	1,274	930	4,764	2,815
Net interest income	11,050	11,492	11,873	45,731	47,054
Provision for loan losses	1,250	-	-	1,250	50

Net interest income after provision for loan losses	9,800	11,492	11,873	44,481	47,004

NON-INTEREST INCOME:
Fees and service charges	1,491	1,661	1,404	6,541	5,948
Asset management fees	1,039	1,136	987	4,408	3,791
Net gain on sale of loans held for sale	42	68	39	252	317
Bank owned life insurance	279	188	189	864	734
Other, net	41	110	50	295	317
Total non-interest income, net	2,892	3,163	2,669	12,360	11,107

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,452	5,941	5,665	22,805	22,320
Occupancy and depreciation	1,518	1,461	1,318	5,576	5,334
Data processing	643	637	593	2,629	2,467
Amortization of core deposit intangible	40	40	46	161	183
Advertising and marketing	167	181	160	856	769
FDIC insurance premium	-	-	80	80	326
State and local taxes	180	126	176	675	651
Telecommunications	81	84	87	327	353
Professional fees	264	267	306	1,119	1,426
Other	473	511	531	2,035	1,870
Total non-interest expense	8,818	9,248	8,962	36,263	35,699

INCOME BEFORE INCOME TAXES	3,874	5,407	5,580	20,578	22,412
PROVISION FOR INCOME TAXES	980	1,279	1,373	4,830	5,146
NET INCOME	$2,894	$4,128	$4,207	$15,748	$17,266

Earnings per common share:
Basic	$0.13	$0.18	$0.19	$0.70	$0.76
Diluted	$0.13	$0.18	$0.19	$0.69	$0.76
Weighted average number of common shares outstanding:
Basic	22,642,531	22,665,712	22,605,012	22,642,795	22,588,395
Diluted	22,689,354	22,718,255	22,663,997	22,698,415	22,659,594

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2020	Dec. 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
AVERAGE BALANCES
Average interest–earning assets	$ 1,083,493	$ 1,082,229	$ 1,066,133	$ 1,075,297	$ 1,059,063
Average interest-bearing liabilities	740,437	726,294	723,805	726,092	718,595
Net average earning assets	343,056	355,935	342,328	349,205	340,468
Average loans	892,715	878,656	869,950	884,498	844,142
Average deposits	984,983	987,056	929,219	961,267	963,934
Average equity	149,721	146,090	131,400	143,652	124,542
Average tangible equity (non-GAAP)	121,862	118,192	103,378	115,733	96,449

ASSET QUALITY	March 31, 2020	Dec. 31, 2019	March 31, 2019

Non-performing loans	$ 1,395	$ 1,517	$ 1,519
Non-performing loans to total loans	0.15%	0.17%	0.17%
Real estate/repossessed assets owned	$ -	$ -	$ -
Non-performing assets	$ 1,395	$ 1,517	$ 1,519
Non-performing assets to total assets	0.12%	0.13%	0.13%
Net loan charge-offs in the quarter	$ 60	$ 3	$ 45
Net charge-offs in the quarter/average net loans	0.03%	0.00%	0.02%

Allowance for loan losses	$ 12,624	$ 11,433	$ 11,457
Average interest-earning assets to average
interest-bearing liabilities	146.33%	149.01%	147.30%
Allowance for loan losses to
non-performing loans	904.95%	753.66%	754.25%
Allowance for loan losses to total loans	1.38%	1.29%	1.31%
Shareholders’ equity to assets	12.61%	12.31%	11.51%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.01%	17.66%	16.88%
Tier 1 capital (to risk weighted assets)	15.73%	16.41%	15.63%
Common equity tier 1 (to risk weighted assets)	15.73%	16.41%	15.63%
Tier 1 capital (to average tangible assets)	11.78%	12.05%	11.56%
Tangible common equity (to average tangible assets) (non-GAAP)	10.50%	10.20%	9.31%

DEPOSIT MIX	March 31, 2020	Dec. 31, 2019	March 31, 2019

Interest checking	$ 187,798	$ 179,447	$ 183,388
Regular savings	226,880	217,004	137,503
Money market deposit accounts	169,798	183,076	233,317
Non-interest checking	271,031	279,564	284,854
Certificates of deposit	134,941	131,373	86,006
Total deposits	$ 990,448	$ 990,464	$ 925,068

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2020	(Dollars in thousands)
Commercial business	$ 179,029	$ -	$ -	$ 179,029
Commercial construction	-	-	52,608	52,608
Office buildings	-	113,433	-	113,433
Warehouse/industrial	-	91,764	-	91,764
Retail/shopping centers/strip malls	-	76,802	-	76,802
Assisted living facilities	-	1,033	-	1,033
Single purpose facilities	-	224,839	-	224,839
Land	-	14,026	-	14,026
Multi-family	-	58,374	-	58,374
One-to-four family construction	-	-	12,235	12,235
Total	$ 179,029	$ 580,271	$ 64,843	$ 824,143

March 31, 2019
Commercial business	$ 162,796	$ -	$ -	$ 162,796
Commercial construction	-	-	70,533	70,533
Office buildings	-	118,722	-	118,722
Warehouse/industrial	-	91,787	-	91,787
Retail/shopping centers/strip malls	-	64,934	-	64,934
Assisted living facilities	-	2,740	-	2,740
Single purpose facilities	-	183,249	-	183,249
Land	-	17,027	-	17,027
Multi-family	-	51,570	-	51,570
One-to-four family construction	-	-	20,349	20,349
Total	$ 162,796	$ 530,029	$ 90,882	$ 783,707

LOAN MIX	March 31, 2020	Dec. 31, 2019	March 31, 2019
	(Dollars in thousands)
Commercial and construction
Commercial business	$ 179,029	$ 165,526	$ 162,796
Other real estate mortgage	580,271	543,118	530,029
Real estate construction	64,843	88,872	90,882
Total commercial and construction	824,143	797,516	783,707
Consumer
Real estate one-to-four family	83,150	83,978	84,053
Other installment	4,216	5,039	8,356
Total consumer	87,366	89,017	92,409

Total loans	911,509	886,533	876,116

Less:
Allowance for loan losses	12,624	11,433	11,457
Loans receivable, net	$ 898,885	$ 875,100	$ 864,659

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
March 31, 2020	(dollars in thousands)

Commercial business	$ -	$ 201	$ -	$ 201
Commercial real estate	851	163	-	1,014
Consumer	-	152	28	180

Total non-performing loans	$ 851	$ 516	$ 28	$ 1,395

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2020	(dollars in thousands)

Land development	$ 2,124	$ 1,834	$ 10,068	$ 14,026
Speculative construction	282	-	11,745	12,027

Total land development and speculative construction	$ 2,406	$ 1,834	$ 21,813	$ 26,053

RVSB Reports Fourth Quarter Fiscal 2020 Results
May 7, 2020

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2020	Dec. 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019

Efficiency ratio (4)	63.25%	63.10%	61.63%	62.42%	61.38%
Coverage ratio (6)	125.31%	124.26%	132.48%	126.11%	131.81%
Return on average assets (1)	0.99%	1.40%	1.49%	1.35%	1.51%
Return on average equity (1)	7.77%	11.24%	12.98%	10.96%	13.86%
Return on average tangible equity (1) (non-GAAP)	9.55%	13.89%	16.50%	13.61%	17.90%

NET INTEREST SPREAD
Yield on loans	5.07%	5.30%	5.44%	5.25%	5.32%
Yield on investment securities	2.32%	2.21%	2.37%	2.19%	2.33%
Total yield on interest-earning assets	4.56%	4.70%	4.87%	4.70%	4.71%

Cost of interest-bearing deposits	0.53%	0.54%	0.15%	0.43%	0.15%
Cost of FHLB advances and other borrowings	4.21%	4.55%	3.60%	3.78%	4.10%
Total cost of interest-bearing liabilities	0.67%	0.70%	0.52%	0.66%	0.39%

Spread (7)	3.89%	4.00%	4.35%	4.04%	4.32%
Net interest margin	4.10%	4.23%	4.52%	4.26%	4.45%

PER SHARE DATA
Basic earnings per share (2)	$ 0.13	$ 0.18	$ 0.19	$ 0.70	$ 0.76
Diluted earnings per share (3)	0.13	0.18	0.19	0.69	0.76
Book value per share (5)	6.60	6.41	5.89	6.60	5.89
Tangible book value per share (5) (non-GAAP)	5.37	5.18	4.65	5.37	4.65
Market price per share:
High for the period	$ 8.20	$ 8.45	$ 8.04	$ 8.55	$ 9.91
Low for the period	4.47	6.94	7.14	4.47	7.03
Close for period end	5.01	8.21	7.31	5.01	7.31
Cash dividends declared per share	0.0500	0.0500	0.0400	0.1900	0.1500

Average number of shares outstanding:
Basic (2)	22,642,531	22,665,712	22,605,012	22,642,795	22,588,395
Diluted (3)	22,689,354	22,718,255	22,663,997	22,698,415	22,659,594

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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